Exhibit 99.1

December 22, 2005

Dear Stockholders, Members and Staff:

On November 23, 2005, we filed with the Securities and Exchange Commission a preliminary proxy statement related to the proposed General Atlantic transaction. That filing was only preliminary and, as described in Notice to Members No. 547 (11/30/05), is subject to revision based upon comments from stockholders, Board members and regulators.

We've listened carefully to your feedback, and the Board will be making some refinements to the proposed terms of the General Atlantic deal and some changes to the proposed charters and bylaws. In addition, we are clarifying the description of the terms outlined in the preliminary proxy based upon your questions and input. We plan to file a revised preliminary proxy statement shortly that will contain all of the details, but I want to clarify a few points and update you now about some of the forthcoming changes to the terms of the transaction:

Authorized Capitalization: Some of you expressed concern about the original proposal for an authorized capitalization of 208,160,000 shares and were uncomfortable with having such a large number of authorized shares beyond those being issued in this transaction. The original authorized capitalization was intended to reflect a typical public company capital structure. Most public companies, including CME, CBOT, ICE, and NYSE, have many more authorized shares than they have issued and outstanding shares. For example, the CBOT has approximately 220,000,000 authorized shares with only about 53,000,000 shares issued and outstanding. That is the reason we proposed extra authorized shares. There was no hidden agenda. We had no planned use for those additional shares and practically speaking, we would have sought stockholder approval prior to issuing any of the authorized shares. Nevertheless, we appreciate that many of you are uncomfortable with this approach until we go public. As a result, we plan to reduce the proposed capital structure to 89,760,000 shares, the number of shares needed to complete the General Atlantic transaction. We will not be able to issue any other shares of capital stock without further stockholder approval to authorize such shares.

Calling a Special Meeting: Some of you expressed concern about the change we proposed to the right of stockholders to call a special meeting. This was intended to reflect typical public company terms. In fact, while stockholders of many public companies cannot call special meetings, we merely proposed to increase the threshold to 50% of outstanding shares from 10% of outstanding shares. Based upon your feedback, however, the current threshold of 10% of outstanding shares that is required to call special meetings will remain unchanged. Even though General Atlantic will be a 10% holder, it will not be permitted to call special meetings.

Amending Bylaws: Some of you expressed concern about the change we proposed that would allow two-thirds of the Board OR a majority of outstanding shares to amend bylaws (other than those which affect the trading rights protections). This was again intended to reflect typical public company terms. In fact, most companies allow the Board to amend bylaws with a simple majority vote of the Board and no subsequent stockholder approval is required. Based upon your feedback, however, the current requirement to amend NYMEX Holdings, Inc.'s bylaws (two-thirds of the Board AND a majority of outstanding shares) will remain unchanged. The Board will not have concurrent authority to amend the bylaws on its own.

Election of Directors: Because we did not include a description of the initial election process in the first preliminary proxy, some of you expressed concerns that the Board was not going to be subject to further elections. This was never our intent. Consistent with our discussion at the September 29, 2005 meeting, the election of directors will work as follows:

Following the reduction in the size of the Board at the closing of the transaction, the 15 members of the Board will include: Mr. William E. Ford, as the one General Atlantic voting representative; Dr. James E. Newsome, our President (and, after the completion of the transaction, our Chief Executive Officer); Richard Schaeffer, our Vice Chairman (whose current term would otherwise end in 2008); and me (whose current term would otherwise end in March 2007). The other 11 directors of the new 15-person Board will be selected initially from among our current directors, all of whom have been previously elected to the Board by our stockholders. They will be selected as follows: (a) after the transaction is approved but prior to the closing, the current 25-person Board will meet to select 3 out of the current 5 public directors to serve on the new Board with Mr. Ford, Dr. Newsome, Mr. Schaeffer and me, and (b) after the closing of the transaction, these 7 directors (the 3 public directors selected by the current Board, plus Mr. Ford, Dr. Newsome, Mr. Schaeffer and me) will meet to select the other 8 directors from among our current directors, 1 each from the Local, Floor Broker, FCM, Trade, and At-Large categories, 2 from the Equity Holder category, and 1 additional director to be picked from any category other than the Equity or Public category, who will serve as a second member of the At-Large category.

These 15 directors will not be appointed to permanent positions. Rather, all 15 of them will, subsequent to the transaction close, be subject to election by our stockholders annually to one-year terms, and our current three year "staggered" Board term will be eliminated once the transaction closes.

After the General Atlantic transaction is completed, the next annual meeting and election of directors will take place at the earlier to occur of (a) December 1, 2006 or (b) two months after an initial public offering. Each May thereafter (which is much more typical for companies like us that are subject to the federal proxy rules), all 15 directors will be subject to election by stockholders to one-year terms.

These clarifications and other changes are intended to address the concerns of our stockholders and members. You should know that ongoing revisions to the preliminary proxy statement are typical. The New York Stock Exchange, for example, revised its preliminary proxy statement several times prior to its member vote on the recently approved merger with Archipelago Holdings, Inc.

Finally, I want to respond to the attacks on the integrity of the NYMEX Board and the strategic review process we conducted.

The majority of the NYMEX Board is made up of members who have been closely involved with the Exchange for more than 15 years. I, for one, have been a NYMEX member for more than 30 years. We represent every major category of market participant and also have five very experienced public directors.

We are confident that we ran a fair and transparent strategic review process, using top-notch legal and financial advisors, to arrive at the conclusion that provides the greatest benefits to all NYMEX stockholders. Neither the Board nor staff is being compensated, whether by cash or stock, for completing the General Atlantic investment, nor are there any secret stock option plans. The Board will benefit from this transaction solely as stockholders, in the exact same way our other stockholders will benefit.

We have thought long and hard about the merits of the General Atlantic transaction, and believe that it is a solid opportunity for NYMEX and all of you. We are making progress on completing the deal. On December 8, 2005, for instance, we received antitrust clearance from the Federal Trade Commission for the proposed investment.

We are all in this together, and your input is very important to us. We will be distributing answers to Frequently Asked Questions ("FAQs") shortly in order to address in more detail the stockholder questions we have received in the last two weeks. We also encourage you to send your comments or questions to investorrelations@nymex.com. While we cannot address each e-mail individually, we plan to continue to provide answers to your questions periodically in order to address stockholder inquiries about the transaction.

Additionally, we maintain an e-mail distribution list to which all Notices to Members -- including letters from me and other important communications -- are sent. Many members have already registered for this list. I encourage those members not yet on the distribution list to send an e-mail to exchangeinfo@nymex.com requesting to be added to it. Individuals should provide their name, e-mail address, badge (if applicable) and their Exchange affiliation (i.e., NYMEX, COMEX or equity holder).

We also intend to hold a general informational session in January, 2006 for stockholders to discuss the revised proxy materials directly. You will not be asked to vote at that meeting. We will send a separate notice about this session shortly. When finalized, a definitive proxy statement will be mailed to stockholders at least 30 days prior to the special meeting. That definitive proxy statement will contain the information stockholders need to vote on the proposed transaction.

I want to thank all of you who have provided input to date, and I look forward to receiving further comments from you in the future.

Sincerely,

Mitchell Steinhause

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Forward Looking and Cautionary Statements
This letter may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms, in connection with any discussion of future results, including our ability to consummate the proposed merger or the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection with the merger or the private placement of Series A Preferred Stock to General Atlantic, and our exploration of and ability to consummate, including as a result of market conditions, a potential initial public offering or other strategic alternative. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to consummate, in whole or in part, the proposed merger or the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection the merger or with the private placement, and our determination not, or difficulties, delays or unanticipated costs in our ability, including as a result of market conditions, to consummate a potential initial public offering or other strategic alternative; the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

Statement Regarding Information That Will Become Available
Please note this is not intended to be a solicitation for proxy. In connection with the proposed private placement, NYMEX will file with the Securities and Exchange Commission and distribute to its stockholders a proxy statement. NYMEX's stockholders are urged to read the proxy statement in its entirety when it becomes available, and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. When these documents are filed, they can be obtained for free at the SEC's website (www.sec.gov). Additional information on how to obtain these documents from NYMEX will be made available to stockholders.

NYMEX, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from NYMEX's stockholders in connection with the proposed private placement. Information about the directors and executive officers of NYMEX and their ownership of NYMEX stock is set forth in the proxy statement for NYMEX's 2005 annual meeting. Information regarding the interests of NYMEX's directors and executive officers in the proposed private placement will be included in the proxy statement when it becomes available.